Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. TO COMMENCE NEGOTIATIONS WITH MORGAN STANLEY

April 28, 2006

Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) today announced that its Board of Directors has authorized management to meet with representatives of Morgan Stanley Capital Group Inc. to negotiate a definitive merger agreement in accordance with the terms of Morgan Stanley’s letter to TransMontaigne dated April 26, 2006, in which Morgan Stanley offered to acquire all of the outstanding capital stock of TransMontaigne for cash consideration of $10.50 per common share. As previously announced, on March 27, 2006, TransMontaigne entered into a merger agreement with SemGroup, L.P. and certain of its affiliated entities providing for the acquisition by SemGroup of all of the outstanding capital stock of TransMontaigne for cash consideration of $9.75 per common share.  SemGroup has agreed to allow TransMontaigne to engage in discussions with Morgan Stanley.  Morgan Stanley has indicated its willingness to conclude its due diligence and complete negotiations for a definitive agreement within a short period of time, but TransMontaigne cannot be certain that negotiations will be concluded within any specific time frame or at all.  If TransMontaigne and Morgan Stanley reach a definitive agreement that provides for a transaction that is more favorable to TransMontaigne’s stockholders from a financial point of view than the current terms of the merger agreement with SemGroup, SemGroup then will have three business days to match the terms of the Morgan Stanley agreement.  Until such time as TransMontaigne reaches an agreement with Morgan Stanley, the merger agreement between TransMontaigne and SemGroup remains in effect.

Additional Information and Where to Find It

The detailed terms of the merger agreement, dated March 27, 2006, by and among SemGroup, L.P., and certain of its affiliated entities, and TransMontaigne Inc., are set forth in the Current Report on Form 8-K and exhibit thereto filed by TransMontaigne Inc. with the Securities and Exchange Commission (“SEC”) on March 29, 2006.

TransMontaigne currently plans to file preliminary proxy materials regarding the proposed merger with SemGroup with the SEC on or before May 5, 2006.  Upon receipt of all necessary approvals, TransMontaigne then will mail to its stockholders definitive materials regarding the transaction as soon as practicable thereafter.  Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders also will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com. This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE:TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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